Exhibit 99.1

FOR IMMEDIATE RELEASE

HCI Group Reports Third Quarter and Nine-Month 2016 Results

Updates Hurricane Matthew Loss Estimates

Tampa, Fla. – November 3, 2016 – HCI Group, Inc. (NYSE:HCI), a holding company primarily engaged in homeowners’ insurance, with additional operations in reinsurance, real estate and information technology, reported results for the three and nine months ended September 30, 2016. The company also updated its Hurricane Matthew loss estimates.

Third Quarter 2016 - Financial Results

Net income totaled $11.3 million or $1.10 diluted earnings per share compared with $7.4 million or $0.71 diluted earnings per share in the third quarter of 2015.

Gross premiums earned totaled $92.5 million compared with $103.8 million in the same period in 2015. The decrease was attributable to expected policy attrition as well as a previously announced rate decrease that went into effect January 1, 2016.

Premiums ceded decreased to $29.2 million or 31.6% of gross premiums earned from $41.1 million or 39.6% of gross premiums earned in the third quarter of 2015. The decrease is attributable to the lower cost of the 2016/17 reinsurance program which began June 1, 2016, as compared with the 2015/16 program.

Net premiums earned (defined as gross premiums earned less premiums ceded to reinsurance companies) were $63.3 million compared with $62.8 million in the same period in 2015.

Investment related income was $3.3 million compared with investment related losses of $0.8 million in the same period in 2015. Additionally, the company recognized net non-cash charges of $0.2 million in the third quarter of 2016 and $1.9 million in the third quarter of 2015 due to declines in the fair value of securities determined to be other than temporary.

Results for the third quarter 2016 included a one-time bargain purchase gain of $2.1 million related to the company’s August 2016 acquisition of a newly built retail shopping center located in Sorrento, Florida.

Losses and loss adjustment expenses were $25.9 million compared with $26.2 million in the same period in 2015. Included in losses and loss adjustment expenses for the three months ended September 30, 2016 were initial losses from Hurricane Hermine of approximately $2.5 million. Losses and loss adjustment expenses during the comparable period in 2015 were also affected by significant rain and weather-related events.

Policy acquisition and other underwriting expenses were $10.5 million compared with $10.7 million in the comparable period in 2015.

Salaries and wages were $5.9 million compared with $5.0 million in the same period in 2015. The increase was attributable to an increase in employee headcount as well as merit increases during 2016 and 2015.

During the third quarter of 2016 the company repurchased 198,055 common shares through the share repurchase plan approved by the board of directors in December 2015. These shares were repurchased at an average price, inclusive of fees and commissions, of $30.33 per share.

Third Quarter 2016 - Financial Ratios

The company’s loss ratio (defined as losses and loss adjustment expenses related to net premiums earned) was 40.9% compared with 41.7% for the third quarter of 2015.

The expense ratio (defined as underwriting expenses, salaries and wages, interest and other operating expenses related to net premiums earned) was 37.7% compared with 36.9% for the same prior year period.

Expressed as a total of all expenses related to net premiums earned, the combined loss and expense ratio was 78.6% for the third quarter of 2016 as well as the third quarter of 2015.

Due to the impact reinsurance costs have on net premiums earned from period to period, the company believes the combined ratio measured to gross premiums earned is more relevant in assessing overall performance. The combined ratio to gross premiums earned was 53.8% compared with 47.5% for the third quarter of 2015.

Nine Months Ended September 30, 2016 - Financial Results

Net income totaled $24.4 million or $2.41 diluted earnings per common share compared with $54.8 million or $4.84 diluted earnings per common share for the nine months ended September 30, 2015.

Gross premiums earned totaled $286.3 million compared with $321.2 million in the same year-ago period.

Premiums ceded were $106.0 million or 37.0% of gross premiums earned compared with $100.3 million or 31.2% of gross premiums earned during the same period in 2015.

Net premiums earned decreased to $180.3 million from $220.9 million in the same period in 2015.

Investment related income was $6.9 million compared with $2.1 million in the same period in 2015. Additionally, the company recognized net non-cash charges of $1.4 million in the nine months ended September 30, 2016 and $3.9 million in the nine months ended September 30, 2015 due to declines in the fair value of securities determined to be other than temporary.

Losses and loss adjustment expenses for the nine months ended September 30, 2016 and 2015 were $79.3 million and $65.8 million, respectively. The increase is attributable to weather-related events and continued reserve strengthening due to trends involving assignment of benefits and related litigation.

Policy acquisition and other underwriting expenses were $32.5 million compared with $30.9 million for the nine months ended September 30, 2015.

Salaries and wages were $17.0 million compared with $15.2 million in the same period in 2015.

Nine Months Ended September 30, 2016 - Financial Ratios

The loss ratio was 44.0% compared with 29.8% in the nine months ended September 30, 2015.

The expense ratio was 39.8% compared with 30.9% in the same period in 2015.

Expressed as a total of all expenses related to net premiums earned, the combined loss and expense ratio to net premiums earned was 83.8% compared with 60.7% in the same period in 2015.

The combined ratio to gross premiums earned was 52.8% compared with 41.7% for the nine months ended September 30, 2015.

Subsequent Developments

The company also updated previously disclosed estimates for its pretax losses related to Hurricane Matthew and now estimates that range to be between $20 million to $25 million.

Management Commentary

“Fortunately, Hurricane Hermine, which was the first hurricane to make landfall in Florida in over 11 years, appears to have been a minor loss event for us during the third quarter of 2016,” said Paresh Patel, HCI Group’s chairman and chief executive officer. “Additionally, the third quarter was highlighted by the implementation of our 2016/17 reinsurance program which provides more comprehensive coverage for less premium when compared with the 2015/2016 program. Our current loss estimates for Hurricane Matthew appear to be far less than originally anticipated based on loss development to date.”

Conference Call

HCI Group will hold a conference call later today, November 3, 2016, to discuss these financial results. Chairman and chief executive officer, Paresh Patel, and chief financial officer, Richard Allen, will host the call starting at 4:45 p.m. Eastern time. A question and answer session will follow management’s presentation.

Interested parties can listen to the live presentation by dialing the listen-only number below or by clicking the webcast link available on the Investor Information section of the company’s website at www.hcigroup.com.

Listen-only toll-free number: (877) 407-8033

Listen-only international number: (201) 689-8033

Conference ID: 13647008

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860.

A replay of the call will be available by telephone after 8:00 p.m. Eastern time on the same day as the call and via the Investor Information section of the HCI Group website at www.hcigroup.com through December 3, 2016.

Toll-free replay number: (877) 660-6853

International replay number: (201) 612-7415

Conference ID: 13647008

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners’ insurance, reinsurance, real estate and information technology. The company’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., is a leading provider of property and casualty insurance in the state of Florida.

The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the Russell 2000 and S&P SmallCap 600 Index. Its 8% Senior Notes trade on the New York Stock Exchange under the ticker symbol “HCJ.” For more information about HCI Group, visit www.hcigroup.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “confident,” “prospects” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. There can be no assurance, for example, that actual losses from Hurricane Hermine and Hurricane Matthew will not exceed the estimated losses as a result of late reported claims, reopened claims, litigated claims and other unknown circumstances. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Kevin Mitchell, Vice President of Investor Relations

HCI Group, Inc.

Tel (813) 405-3603

kmitchell@hcigroup.com

Investor Relations Contact:

Michael Koehler

Liolios Group, Inc.

Tel (949) 574-3860

hci@liolios.com

- Tables to follow –

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollar amounts in thousands)

	At September 30, 2016	At December 31, 2015
	(Unaudited)
Assets
Fixed-maturity securities, available for sale, at fair value (amortized cost: $167,223 and $128,614, respectively)	$170,016	$125,009
Equity securities, available for sale, at fair value (cost: $46,323 and $47,548, respectively)	51,460	48,237
Limited partnership investments, at equity	28,226	23,930
Investment in unconsolidated joint venture, at equity	4,940	4,787
Real estate investments (inclusive of $2,965 and $2,906 of consolidated variable interest entities, respectively)	33,808	30,954

Total investments	288,450	232,917
Cash and cash equivalents (inclusive of $65 and $57 of consolidated variable interest entities, respectively)	291,880	267,738
Accrued interest and dividends receivable	1,695	1,390
Income taxes receivable	—	1,858
Premiums receivable	26,126	19,631
Prepaid reinsurance premiums	29,699	40,747
Deferred policy acquisition costs	21,221	18,602
Property and equipment, net	11,332	11,786
Intangible assets, net	2,559	—
Deferred income taxes, net	3,972	3,189
Other assets	7,358	39,128

Total assets	$684,292	$636,986

Liabilities and Stockholders’ Equity
Losses and loss adjustment expenses	$57,195	$51,690
Unearned premiums	209,322	187,290
Advance premiums	9,877	4,983
Assumed reinsurance balances payable	—	1,084
Accrued expenses (inclusive of $56 and $21 of consolidated variable interest entities, respectively)	13,607	6,316
Income taxes payable	891	—
Long-term debt	138,172	129,429
Other liabilities (inclusive of $26 and $0 of consolidated variable interest entities, respectively)	10,716	18,472

Total liabilities	439,780	399,264

Stockholders’ equity:
7% Series A cumulative convertible preferred stock (no par value, 1,500,000 shares authorized, no shares issued and outstanding)	—	—
Series B junior participating preferred stock (no par value, 400,000 shares authorized, no shares issued or outstanding)	—	—
Preferred stock (no par value, 18,100,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 9,633,124 and 10,292,256 shares issued and outstanding in 2016 and 2015, respectively)	—	—
Additional paid-in capital	8,401	23,879
Retained income	231,240	215,634
Accumulated other comprehensive income (loss), net of taxes	4,871	(1,791)

Total stockholders’ equity	244,512	237,722

Total liabilities and stockholders’ equity	$684,292	$636,986

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Dollar amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Revenue
Gross premiums earned	$92,542	103,842	$286,273	321,174
Premiums ceded	(29,242)	(41,077)	(105,998)	(100,294)

Net premiums earned	63,300	62,765	180,275	220,880
Net investment income	2,785	(519)	6,000	2,685
Net realized investment gains (losses)	583	(296)	899	(563)
Net other-than-temporary impairment losses recognized in income:
Total other-than-temporary impairment losses	(575)	(2,482)	(1,211)	(4,465)
Portion of loss recognized in other comprehensive income, before taxes	351	596	(230)	596

Net other-than-temporary impairment losses	(224)	(1,886)	(1,441)	(3,869)
Policy fee income	972	994	2,967	2,477
Gain on repurchases of convertible senior notes	—	—	153	—
Gain on bargain purchase	2,071	—	2,071	—
Other	321	204	1,151	930

Total revenue	69,808	61,262	192,075	222,540

Expenses
Losses and loss adjustment expenses	25,909	26,200	79,261	65,804
Policy acquisition and other underwriting expenses	10,536	10,675	32,525	30,917
Salaries and wages	5,945	5,040	17,009	15,174
Interest expense	2,672	2,698	8,112	8,038
Other operating expenses	4,717	4,711	14,213	14,040

Total operating expenses	49,779	49,324	151,120	133,973

Income before income taxes	20,029	11,938	40,955	88,567
Income tax expense	8,696	4,567	16,542	33,796

Net income	$11,333	7,371	$24,413	54,771

Basic earnings per share	$1.17	0.72	$2.48	5.38

Diluted earnings per share	$1.10	0.71	$2.41	4.84

Dividends per share	$0.30	0.30	$0.90	0.90

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